Exhibit 99.1

ReWalk Robotics Reports Second Quarter 2020 Financial Results

MARLBOROUGH, Mass. BERLIN, Germany and YOKNEAM ILIT, Israel, August 12, 2020 - ReWalk Robotics Ltd. (Nasdaq: RWLK) (“ReWalk” or the “Company”) today announced its financial results for the three and six months ended June 30, 2020.

Highlights of and subsequent to the second quarter of 2020 include:

•	Total revenue for the second quarter of 2020 was $1.7 million, compared to $0.9 million in the prior year quarter;

•	Record Gross Margin of approx. 61.3% compared to 49.6% in the prior year quarter;

•	Raised total of $10.6 million in gross proceeds from warrants exercise during the second quarter and a subsequent registered direct offering in July; and

•
The Centers for Medicare and Medicaid Services ("CMS") issued Healthcare Common Procedure Coding System ("HCPCS") Level II Code K1007 in response to the Company's application. This decision, which will be effective on October 1, 2020, establishes the first such code for exoskeletons.

“We are satisfied with the progress we made during the second quarter” said Larry Jasinski, Chief Executive Officer of ReWalk, “Although we face challenges due to the impact of COVID-19, we were able to complete deliveries in Germany and the U.S., We have achieved a quarterly record gross margin, during July, we started promoting our two new distributed product lines and we set the basis for U.S. reimbursement with the achievement of the CMS code. We believe we are on the right track to improve our operating results and market value.”

Second Quarter 2020 Financial Results

Total revenue was $1.7 million for the second quarter of 2020, compared to $0.9 million during the prior year quarter. The increase was mainly due to a higher number of ReWalk Personal 6.0 units sold in Germany and the U.S which included several units that we could not complete their delivery during the first quarter of 2020 because of the Covid-19 restrictions.

Gross margin was 61.3% during the second quarter of 2020, compared to 49.6% in the prior year quarter. The increase is primarily due to higher number of units placed and increase in average selling price.

Total operating expenses in the second quarter of 2020 were $3.6 million, compared to $4.7 million in the prior year quarter. The decrease was mainly due to lower R&D spend as we completed the development of our ReStore® device.

Net loss was $2.9 million for the second quarter of 2020, compared to a net loss of $4.6 million in the prior year quarter.

Non-GAAP net loss was $2.7 million for the second of 2020 compared to $4.2 million during the prior year quarter. Reconciliation of net loss to non-GAAP net loss is included at the end of this press release.

Liquidity

As of June 30, 2020, ReWalk had $14.1 million in cash on its balance sheet and $4.8 million in short- and long-term debt. During July ReWalk closed a registered direct offering of ordinary shares and a concurrent private placement of unregistered warrants to purchase ordinary shares for approximately $9 million in gross proceeds.

Conference Call

ReWalk management will host its second quarter 2020 conference call as follows:

Date		Wednesday, August 12, 2020
Time		8:30 AM EST
Telephone	U.S:	(844) 423-9889
	International:	(716) 247-5804
	Israel:	18 09 31 53 62
	Germany:	08 00 18 15 287
Access code		9366548
Webcast (live, listen-only and archive)		www.rewalk.com under the “Investors” section.

The archived webcast will be available via the following URL https://edge.media-server.com/mmc/p/5i2w4ds5  or through the 'Investors' section' on www.rewalk.com.

About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures, and markets wearable robotic exoskeletons for individuals with lower limb disabilities as a result of spinal cord injury or stroke.  ReWalk’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel, and Germany. For more information on the ReWalk systems, please visit www.rewalk.com.

ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel and the United States.

ReStore® is a registered trademark of ReWalk Robotics Ltd. in Europe and an allowed trademark in the United States.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding ReWalk’s future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk’s control. Important factors that could cause ReWalk’s actual results to differ materially from those indicated in the forward-looking statements include, among others: ReWalk’s management’s conclusion, and its independent registered public accounting firm’s statement in its opinion relating to its consolidated financial statements for the fiscal year ended December 31, 2019, that there is a substantial doubt as to the Company’s ability to continue as a going concern; the current COVID-19 pandemic has adversely affected and may continue to affect adversely  business and results of operations; ReWalk’s ability to have sufficient funds to meet certain future capital requirements, which could impair the Company’s efforts to develop and commercialize existing and new products;  ReWalk’s ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that its ordinary shares will be delisted if it cannot do so;  ReWalk’s ability to establish a pathway to commercialize its products in China; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk’s ability to achieve reimbursement from third-party payors for its products; ReWalk’s limited operating history and its ability to leverage its sales, marketing and training infrastructure; ReWalk’s expectations as to its clinical research program and clinical results; ReWalk’s expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; ReWalk’s ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; ReWalk’s ability to repay its secured indebtedness; ReWalk’s ability to improve its products and develop new products; the outcome of ongoing shareholder class action litigation relating to its initial public offering; ReWalk’s compliance with medical device reporting regulations to report adverse events involving the Company’s products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on ReWalk’s ability to market and sell its products; ReWalk’s ability to gain and maintain regulatory approvals; ReWalk’s expectations as to the results of, and the Food and Drug Administration’s potential regulatory developments with respect to its mandatory 522 postmarket surveillance study; ReWalk’s ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company’s IT systems significantly disrupting its business operations; the impact of substantial sales of the Company’s shares by certain shareholders on the market price of the Company’s ordinary shares; ReWalk’s ability to use effectively the proceeds of its offerings of securities; the risk of substantial dilution resulting from the periodic issuances of ReWalk’s ordinary shares; the impact of the market price of the Company’s ordinary shares on the determination of whether it is a passive foreign investment company; and other factors discussed under the heading “Risk Factors” in ReWalk’s annual report on Form 10-K for the year ended December 31, 2019 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause ReWalk’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), ReWalk believes that the use of non-GAAP accounting measures, including non-GAAP net loss, is helpful to its investors. These measures, which the Company refers to as non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three and six months ended June 30, 2020 and 2019, non-GAAP net loss is calculated as GAAP net loss excluding (i) non-cash share-based compensation expense, (ii) depreciation and (iii) non-cash financial expenses.

Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, ReWalk believes that providing non-GAAP financial measures that exclude non-cash share-based compensation expense, depreciation and non-cash financial (income) expenses allows for more meaningful comparisons between operating results from period to period. Each of the Company’s non-GAAP financial measures is an important tool for financial and operational decision-making and for the Company’s evaluation of its operating results over different periods of time. The non-GAAP financial data are not measures of the Company’s financial performance under U.S. GAAP, and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in ReWalk’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on the Company’s reported financial results. Further, share-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business and an important part of the compensation provided to its employees.

The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. ReWalk urges investors to review the reconciliation of the Company’s non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the Company’s business.

Investor Contact:
Ori Gon
Chief Financial Officer
ReWalk Robotics Ltd.
T: +972-4-9590123
E: investorrelations@rewalk.com

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue	$1,668	$877	$2,428	$2,458
Cost of revenues	646	442	1,033	1,097
Gross profit	1,022	435	1,395	1,361

Operating expenses:
Research and development, net	954	1,860	1,939	3,274
Sales and marketing	1,353	1,531	3,034	3,118
General and administrative	1,267	1,279	2,576	2,779
Total operating expenses	3,574	4,670	7,549	9,171

Operating loss	(2,552)	(4,235)	(6,154)	(7,810)
Financial expenses, net	235	353	481	771
Loss before income taxes	(2,787)	(4,588)	(6,635)	(8,581)
Taxes on income (tax benefit)	68	(1)	60	6
Net loss	$(2,855)	$(4,587)	$(6,695)	$(8,587)
Net loss per ordinary share, basic and diluted	$(0.22)	$(0.88)	$(0.57)	$(2.03)
Weighted average number of shares used in computing net loss per ordinary share, basic and diluted	13,101,275	5,213,446	11,744,275	4,236,788

Reconciliation of GAAP to Non-GAAP net loss
Net loss	$(2,855)	$(4,587)	$(6,695)	$(8,587)
Non-cash share based compensation expense	113	314	312	633
Depreciation of property and equipment, net	76	79	151	173
Non-GAAP net loss	$(2,666)	$(4,194)	$(6,232)	$(7,781)

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
Assets

Current assets
Cash and cash equivalents	$14,064	$16,253
Trade receivable, net	1,054	794
Prepaid expenses and other current assets	1,123	903
Inventories	3,455	3,123
Total current assets	19,696	21,073

Restricted cash and other long term assets	1,037	1,061
Operating lease right-of-use assets	1,526	1,737
Property and equipment, net	447	501
Total assets	$22,706	$24,372

Liabilities and equity

Current liabilities
Current maturities of long term loans	$4,548	$5,438
Current maturities of operating leases	620	637
Trade payables	2,117	2,698
Other current liabilities	1,562	1,395
Total current liabilities	8,847	10,168

Long term loan, net of current maturities	218	1,527
Noncurrent operating leases	1,098	1,315
Other long-term liabilities	644	582
Shareholders’ equity	11,899	10,780
Total liabilities and equity	$22,706	$24,372

ReWalk Robotics Ltd. And subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2020	2019

Net cash used in operating activities	$(7,533)	$(7,956)

Net cash used in investing activities	(15)	-

Net cash provided by financing activities	5,303	22,473

Increase (decrease) in cash, cash equivalents, and restricted cash	(2,245)	14,517
Cash, cash equivalents, and restricted cash at beginning of period	16,992	10,347
Cash, cash equivalents, and restricted cash at end of period	$14,747	$24,864

ReWalk Robotics Ltd. And subsidiaries
(unaudited)
(In thousands, except units placed)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Revenue:
Israel	$-	$2	$-	$2
United States	631	426	847	923
Europe	1,035	418	1,577	1,497
Asia Pacific	2	31	4	36
Total Revenue	$1,668	$877	$2,428	$2,458

Revenue:
Personal units revenue	$1,667	$851	$2,381	$2,397
Rehabilitation units revenue	1	26	47	61
Total Revenue	$1,668	$877	$2,428	$2,458